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                                                                 Exhibit 10.11

                        [Breakaway Solutions, Inc. logo]

                                January 26, 2000

Ms. Maureen Ellenberger
Eggrock Partners, Inc.
30 Monument Square
Concord, MA 01742

Dear Maureen:

         Breakaway Solutions Inc. (the "Company") is pleased to offer to employ you as Vice President, Chief Innovation Officer, effective as of the closing of the merger of the Company and Eggrock Partners, Inc. pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") by and between the Company, Benedict Acquisition Corp., and Eggrock Partners, Inc. ("Eggrock") dated as of the date hereof (the "Merger"). You will undertake the duties and responsibilities inherent in the position and such other duties and responsibilities as the Company's Board of Directors shall from time to time reasonably assign to you. In addition, you agree to devote your entire business time, attention and energies to the business and interests of the Company during your employment; provided, however, that you may engage in religious, charitable or other community nonprofit activities that do not materially impact in any respect your ability to fulfill your duties and responsibilities to the Company.

         You are to abide by the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion).

         Your salary for this position will be paid at the rate of $7,500 per pay period (which is equivalent to an annual base salary of $180,000 paid out over 24 pay periods per year), in accordance with the semi-monthly payment schedule now being employed by the Company. The Company will make such deductions, withholdings and other payments from sums payable to you which are required by law for taxes, or which you request pursuant to payroll deductions chosen by you. In the event of your death, the Company will make all salary payments which are accrued and not yet paid as of the date of your death to your legal representative. All dollar amounts stated herein refer to United States currency.

         In addition, you will participate in the Breakaway Profit Sharing Plan on the same basis as other executives at your level. The company has put a plan into effect that would make you and all other such executives eligible for an annual bonus of 25% of your annual salary at the specified profit target. The actual bonus dollar amounts will thus be tied to the Company's performance based on the targets attached hereto as Exhibit A.

         You will be eligible to participate in the employee benefit programs and policies
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Ms. Maureen Ellenberger
January 26, 2000
Page 2


maintained by the Company, as in effect from time to time, to the same extent as other members of senior management of the Company, with you receiving credit for your past service with Eggrock prior to the consummation of the Merger and prior to the time you became a participant for all purposes under such programs and policies. Without limitation of the foregoing, to the extent permitted under the terms of the Company's employee benefit programs and policies, you shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions and shall be given credit for amounts paid under corresponding plans during the appropriate period prior to consummation of the Merger. A summary of the Company's benefit plans is included with this letter. Full descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice.

         In addition, the Company will provide to you parking adjacent to the Company's office where you work at, at the Company's expense. You will be reimbursed in accordance with standard company policy for expenses incurred in the performance of your work, including without limitation portable phone charges, gas and mileage incurred on company business, and travel and subsistence on business trips. During your employment under this agreement, you will be entitled to three weeks paid vacation, accrued in accordance with the Company policies, and Company holidays in accordance with the Company's holiday policies, as they may be amended from time to time. Without limitation of the foregoing, you will be given credit for all accrued but unused vacation time credited to you by Eggrock as of the consummation of the Merger.

         Attached for your review, as ATTACHMENT A, is the Company's Non-Disclosure, Non-Solicitation & Assignment Agreement (the "NDA"). This offer of employment is conditioned on your signing that agreement. In making this offer, you have expressly represented and warranted to the Company, and the Company understands, that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

         This Agreement shall be effective upon the closing of the Merger and shall continue until your employment with the Company is terminated by your resignation, or by mutual decision, or by the Company with or without "Cause," subject to the terms and conditions set forth below; provided that this Agreement shall be of no force and effect if the Plan and Agreement of Merger is terminated in accordance with its terms.

         Without limitation, you may at your election resign your position at any time by mutual agreement or unilaterally by you for any reason.

         TERMINATION BY COMPANY WITHOUT "CAUSE"; TERMINATION BY MUTUAL DECISION; TERMINATION FOR "GOOD REASON"; TERMINATION FOR DEATH OR DISABILITY: If (i) your employment is terminated by the Company without "Cause" as defined below, or
(ii) if you terminate for "Good Reason" as
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Ms. Maureen Ellenberger
January 26, 2000
Page 3


defined below, or (iii) if you terminate following a change in control of the Company, or a sale of all or substantially all of the Company's assets or (iv) if it is terminated by mutual agreement, or (v) if it is terminated by the Company in the event of your death or disability, (a) your obligations under this Agreement and the NDA will terminate except for those provisions which expressly survive by their terms, (b) you will continue to be paid your salary as is in effect immediately prior to the termination date, for six months, (c) you will receive any bonus payable under any plan in which you were participating or for which you were eligible immediately prior to the termination date, but to the extent that any period for the calculation of a bonus ends after the termination date, your bonus shall be pro-rated accordingly, (d) you will be paid any accrued vacation pay and any salary or other benefits accrued as of the termination date but not yet paid, and (e) you will be eligible to continue to receive any benefits under any plans then in effect, according to the terms of such plans, which may require that continuance be done at your own expense after termination. For this purpose, "disability" shall mean the inability of the Employee, due to a medical reason, to carry out his duties as an employee of the Company for a period of six consecutive months.

         TERMINATION BY THE COMPANY WITH "CAUSE": The Company may terminate your employment for "Cause" as defined below if it first gives you written notice of the alleged "Cause" and if you have not remedied the Cause within thirty (30) days after such notice. If your employment is terminated for Cause or if you terminate without Good Reason and not following a change in control of the Company or a sale of all or substantially all of the Company's assets, (a) your obligations under this Agreement and the NDA agreement will terminate except for those provisions which expressly survive by their terms, (b) you will be paid any accrued vacation pay and any salary or other benefits accrued as of the termination date but not yet paid, and (c) you will be eligible to continue to receive any benefits under any plans then in effect, according to the terms of such plans, which may require that continuance be done at your own expense after termination.

         For the purposes of this Agreement, the term "Cause" means: (a) your substantial and continuing failure, after written notice thereof (describing in reasonable detail such failure) and a 30-day period following the notice to cure such failure, to perform your duties and responsibilities as an employee of the Company other than due to death or disability; (b) commission by you of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results either in an improper substantial personal benefit or a material injury to the Company; (c) your deliberate disregard of material rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion) which results in substantial loss, damage or injury to the Company; (d) your material breach of the NDA; or (e) your conviction or plea of guilty or nolo contendre to any crime which constitutes a felony in the jurisdiction involved. For the purposes of this Agreement, the term "Good Reason" means: (a) any involuntary change in your position as Vice President, Chief Innovation Officer, with the Company; (b) the assignment to you by the Board of any duties, scope of authority or responsibilities that are materially inconsistent with
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Ms. Maureen Ellenberger
January 26, 2000
Page 4


your then current status, title or position; (c) layoff or involuntary termination of your employment, except in connection with the termination of your employment for Cause; (d) a reduction by the Company in your base salary or bonus eligibility, other than in the case of reductions in salary or bonus eligibility with respect to similarly situated employees of the Company generally; (e) any action or inaction by the Company that would adversely affect your continued participation in any benefit plan maintained by the Company on at least as favorable a basis as was the case at the time of such action or inaction, or that would materially reduce your benefits in the future under any such benefit plan or deprive you of any material benefits that you then enjoyed, except to the extent that such action or inaction by the Company (i) is also taken or not taken, as the case may be, in respect of covered employees generally, (ii) is required by the terms of any such benefit plan as in effect immediately before such action or inaction, or (iii) is necessary to comply with applicable law or to preserve the qualification of any such benefit plan under
Section 401(a) of the Internal Revenue Code; (f) the Company's failure to obtain the express assumption of this Agreement by any successor to the Company (including by operation of law); or (g) a demand that the Employee work at an office that is outside a 50-mile radius of Concord, Massachusetts.

         The Company reserves the right to review the compensation (including salary and bonus) and benefits it offers to you and to adjust them from time to time in its sole discretion. It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time, without liability, except as otherwise provided above. Nothing in the Company's offer to you of compensation (including salary or bonus), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. This agreement and the NDA Agreement are executed as instruments "under seal" under Massachusetts law and they and your employment relationship with the Company are governed by the laws of the Commonwealth of Massachusetts, without regard to the choice of law rules. You expressly consent to submit to jurisdiction and venue in the Massachusetts state or federal courts, where any matters arising related to your employment shall be litigated.

         This letter and the NDA constitute the entire agreement between you and the Company with respect to your employment. In the event of any conflict between those documents and the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion), this letter and the NDA agreement shall control, and in the event of any conflict between the terms of this letter and the NDA, the terms of this letter shall control.

         This letter may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by you and the Company. A waiver by either party of any of the terms or conditions of this letter in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this letter shall be cumulative and
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Ms. Maureen Ellenberger
January 26, 2000
Page 5


none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party. The ninth, tenth, eleventh and twelfth paragraphs of this letter shall survive termination of this letter.


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Ms. Maureen Ellenberger
January 26, 2000
Page 6



         Notwithstanding anything in this Agreement to the contrary, this Agreement shall be of no force and effect if the Merger Agreement is terminated in accordance with its terms.

         Please indicate your acceptance of this offer by signing and dating below.

                                           Very truly yours,

                                           BREAKAWAY SOLUTIONS, INC.

                                           By: /s/ Gordon Brooks
                                              --------------------------------
                                           Name: Gordon Brooks
                                           Title: PRESIDENT AND CHIEF EXECUTIVE
                                                 OFFICER

Accepted and Agreed this 26th day of
January, 2000:

/s/ Maureen Ellenberger
---------------------------------
Maureen Ellenberger